Exhibit 4.24
THIS AGREEMENT is dated the 9th day of June Two Thousand Five and made
BETWEEN
1.	EGNATIA BANK S.A., a Banking Corporation, having its registered office at 4, Danaidon Street, Thessaloniki, Greece, acting for the purposes of this Agreement through its office at 116 Kolokotroni Street, Piraeus 185 35, Greece and
2.	ADVENTURE FOUR S.A. a company duly incorporated under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, The Republic of the Marshall Islands
WHEREAS
At the request of the Borrower the Bank has agreed to advance a sum of up to United States Dollars SEVEN MILLION (US$ 7,000,000) to the Borrower upon the terms and conditions hereinafter set forth.
IT IS HEREBY AGREED as follows:-
1. PURPOSE, DEFINITIONS AND INTERPRETATION
The purpose of the Loan shall be to make available to the Borrower an aggregate facility of up to United States Dollars SEVEN MILLION (US$ 7,000,000) for the purpose of financing up to 64% of the acquisition cost of the Vessel “SOUTH GLORY” tbr “FREE FIGHTER” described hereinbelow.
In this Agreement unless the context otherwise requires the following terms shall have the following meanings:
“Agreed Rate” means a rate agreed between the Bank and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 8.6. hereof
“Agreement” means this Loan Agreement and the documents referred to in Clause 12 hereof as well as every other document from time to time executed to secure the Indebtedness.
“Applicable Interest Rate” means the rate of Interest as determined in Clause 8.1. hereof
“Bank” means EGNATIA BANK S.A. a company incorporated under the laws of Greece and having its registered office at 4, Danaidon Street, Thessaloniki, Greece, acting for the purposes of this Agreement through its office at 116 Kolokotroni Street, Piraeus 185 35, Greece or through any other branch notified to the Borrower from time to time pursuant to Clause 24 and its successors and assignees and transferees.
“Banking Day” means a day on which banks in New York, London, Athens and Piraeus are open for business. However in respect of a day on which a payment in Dollars is required to be made hereunder to the Bank, Banking Day shall mean a day on which dealings in deposits in Dollars are carried on in the London Interbank Market and on which banks are open for business in London, and New York City.
“Borrower” means ADVENTURE FOUR S.A., a company duly incorporated under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, the Republic of the Marshall Islands
“Commitment” means the principal amount which the Bank has agreed to lend to the Borrower hereunder as reduced by any relevant term of this Agreement.
“Corporate Guarantor(s)” means one or more legal entity(ies) nominated by the Borrower and accepted by the Bank which may at any time guarantee the obligations of the Borrower under this Agreement and/or those of the other Security Parties to the Bank and in the singular means any of them
“Default Rate” means the rate of Interest per annum determined in accordance with the provisions of Clause 8.4 hereof
“Dollars” and “$” means the lawful currency of the United States of America and in respect of all payments to be made hereunder or under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other same day Dollar funds as the Bank may determine to be customary for the settlement of international banking transactions denominated in Dollars).
“Drawdown Date” means the date being a Banking Day falling not later than the Latest Permissible Drawdown Date on which the Commitment is advanced or, as the context may require, is to be advanced to the Borrower.
“Drawdown Notice” means a notice substantially in the form set out in the Schedule III attached hereto.
“Earnings” means all earnings of the Vessel whatsoever, due or to become due to or for the account of the Borrower at any time during the period commencing on the Drawdown Date and terminating on the date upon which all moneys payable or to become payable under any of the Security Documents shall have been paid and discharged in full, including all freight, hire and passage moneys, compensation payable to any Security Party in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of the Vessel as well as all and any sums recoverable under all the insurances of the Vessel including the insurances in respect of loss of Earnings and/or any other losses and/or liabilities of any Security Party in respect of the Vessel.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;
“Environmental Affiliate” means any person having a contractual relationship with any Security Party or any other Relevant Party in connection with any Relevant Ship or her operation, or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship.
“Environmental Approval” means any approval, licence, permit, exemption, or authorisation applicable on any Relevant Ship under any applicable Environmental Law.
“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders pursuant to any Environmental Law or Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental concern from any Relevant Ship.
“Environmental Law” means all laws regulations conventions and agreements whatsoever applicable to any Relevant Ship relating to pollution or protection of the human health or the environment including without limitation the carriage of Materials of Environmental concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental concern
“Event of Default” or “Default” means any of those events specified in Clause 14 hereof or in any of the Security Documents.
“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, taxes, repair costs, fees of Bank’s Advisors and/or Consultants, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by any Security Party in accordance with the terms of any of the Security Documents;
(b)	the expenses referred to in Clause 23.
(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof at a rate per annum calculated in accordance with Clause 8.4.

“Flag State” means such state or territory nominated by the Borrower and accepted by the Bank under the laws and flag of which the Vessel will be registered as Ship
“Group” means the Borrower, the Guarantors and all the companies managed by the Manager and/or controlled by the Personal Guarantors
“Guarantor(s)” means the Corporate Guarantors and the Personal Guarantors and in the singular means any of them;
“Indebtedness” means, at any time, the obligation for the payment of moneys to the Bank under any Security Document and/or any instrument whether actual or contingent, and/or any other obligation for the payment of moneys to the Bank under any other instrument and/or Agreement already entered into or to be entered into between the Bank and any one of the Security Parties.
“Interest Payment Date” means in respect of the Loan or any part thereof, in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which overruns three (3) months the last day also of each such three (3) month period(s).
“Interest Period” means any period for the calculation of interest in respect of the Loan determined pursuant to Clauses 8.2. hereof.
“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A. 741(18) and A. 788 (19), as the same may be amended or supplemented from time to time. The terms “Safety Management System”, “Safety Management Certificate”, “Document of Compliance” and “Major Non-Conformity” shall have the same meanings as are given to them in the ISM Code.
“ISPS Code” means the International Code for the Security of Ships and of Port Facilities (including Appendixes) adopted by one of the resolutions that were adopted on 12 December 2002 by the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea 1974 (London, 9 to 13 December 2002) as the same may be amended or supplemented from time to time.
“Latest Permissible Drawdown Date” means the 15th day of June 2005 being the latest date for drawdown of the Loan pursuant to Clause 2 hereof or such later date as the Bank may agree in writing.
“LIBOR” means, for an Interest Period:
(a) the rate per annum (rounded upwards, if necessary, to the nearest one-eighth of one per cent.) equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Telerate Page 3750 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or
(b) if no rate is quoted on Telerate Page 3750, the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-eighth of one per cent.) of the rates per annum notified by the Bank as the rate at which deposits in Dollars are offered by leading banks to other leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
“Loan” means the aggregate principal amount owing to the Bank hereunder at any time.
“Manager” means FREE BULKERS S.A. a company duly incorporated under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, the Republic of the Marshall Islands, established in Greece under law 89/67 with an office at 93, Akti Miaouli street , 185 38 Piraeus, Greece.
“Margin” means 1.875% (one point eight seven five percent) per annum.
“Material Adverse Effect” means a material adverse effect on any Security Party’s ability to meet its obligations to the Bank under any of the Security Documents.
“Material of Environmental Concern” means any object or material which may cause environmental damage, including pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988
“Minimum Value” means, at any time, an amount equal at least to a percentage of one hundred and forty per cent (140%) of the Indebtedness.
“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day of such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day of such next calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;
“Operating Account” means the account opened or to be opened by the Borrower with the Bank as per Clause 16.3 hereof to which (inter alia) all Earnings of the Vessel are to be paid in accordance with Clause 16.3.
“Personal Guarantor(s)” means one or more persons to be approved by the Bank in its absolute discretion who have, or as the context may require, shall or may at any time execute a Personal Guarantee and/or (where the context permits) any other person who shall give to the Bank a guarantee and/or indemnity for the due repayment of all or part of the Indebtedness and in the singular means any of them
“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;
“Relevant Party” means the Borrower, the Guarantors and the Manager.
“Relevant Ship” means the Vessel and any other vessels from time to time owned by, managed by, crewed by or chartered to any Relevant Party (whether before or after the date of this Agreement).
“Repayment Dates” means each of the dates for the payment of the Repayment Instalment sums falling at three monthly intervals and commencing three months after the Drawdown of the Commitment up to and including the date falling 36 Months after the Drawdown Date pursuant to Clause 7 hereof.
“Repayment Instalment” means each instalment payable pursuant to Clause 7 hereof.
“Retention Account” means the account opened or to be opened by the Borrower with the Bank as per Clause 16.4 of this Agreement
“Security Documents” means this Agreement, the documents referred to in Clause 12 hereof and any other document from time to time executed to secure the Indebtedness.
“Security Party” means the Borrower and the Guarantors, and any person (other than the Bank) which is or will become a party to any of the Security Documents.
“Shareholder” means the corporate shareholder of the Borrower declared to the Bank prior to the execution hereof and as represented to the Bank in the Certificate of legal shareholding given to the Bank pursuant to Schedule I Part 1
“Subsidiary” at any time, means any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of that entity is at the time beneficially owned or controlled directly or indirectly by the Borrower, by one or more such entities or by the Borrower and one or more such entities.
“Taxes” includes all present and future taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever and public charges in general together with interest thereon fines and penalties with respect thereto, if any, (except taxes on the net income of the Bank imposed in the jurisdiction in which its principal or its lending office is located) and charges, fees or other amounts made on or in respect thereof.
“Total Loss” means (a), actual, constructive, compromised or arranged total loss of the Vessel; or (b) compulsory acquisition, or capture, seizure, or confiscation of the Vessel by any government or person acting or purporting to act on behalf of any government or, (c) arrest, blockade, detention or simple loss of Vessel’s possession or use because of any other reason. For the purpose of this Agreement a Total Loss shall be deemed to have occurred:
(a)	in case of an actual total loss at the actual date and time the Vessel was lost or if such date is not known on the date on which the Vessel was last reported;

(b)	in the case of constructive on compromised or arranged total loss at the date and time notice of abandonment of the Vessel is given to her insurers;

(c)	in the case of capture, seizure, confiscation or compulsory acquisition on the date of such occurrence, unless it is reasonably expected that the Vessel will be soon restored absolutely free to the Borrower always provided however that in fact she will be so restored within sixty (60) days thereafter at the latest.

(d)	in the case of detention, arrest, blockade or loss of Vessel’s possession and/or use because of any reason whatsoever upon the date of such occurrence, unless it is reasonably expected that the Vessel will be soon restored absolutely free to the Borrower, always provided however that in fact she will be so restored within sixty (60) days thereafter at the latest.
“Vessel” means m/v “SOUTH GLORY” tbr “FREE FIGHTER” owned by the Borrower, registered under Panama flag with Official No ........... of gross registered tons 23696 and net registered tons 14790, built in 1982 in Varna, Bulgaria, IMO No 8027755, Inter. Call Sign ........ .
In this Agreement
(a)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(b)	references to persons include bodies corporate, bodies unincorporate and individuals.

(c)	references to assets include property, rights and assets of every description;

(d)	references to any document are to be construed as references to such document as amended or supplemented from time to time; and

(e)	references to any enactment include re-enactments, amendments and extensions thereof.

2. DISBURSEMENT
2.1.	Amount
Subject to the terms and conditions of the Security Documents and in reliance on the representations and warranties made in or in accordance with them the Bank agrees to make available to the Borrower the sum of US Dollars SEVEN MILLION (US$ 7,000,000) for the purpose described in Clause 1.
2.2.	Drawdown
Subject to the terms and conditions of this Agreement the Commitment shall be made available to the Borrower following receipt by the Bank from the Borrower of:
(a)	a Drawdown Notice in the form set out in Schedule III not later than 10 a.m. two (2) Banking Days before the proposed Drawdown Date of the Commitment.

(b)	confirmation of the terms of the proposed Insurances (as defined in the Schedule II) and notification of the identities and of the names of the insurers and of the proposed Classification Society not later than 10 a.m. two (2) Banking Days before the proposed Drawdown Date.

(c)	the documents and evidences referred to in Schedule I (Conditions Precedent).
The giving of the Drawdown Notice shall constitute Borrower’s irrevocable commitment to borrow the amount referred to therein.
2.3.	Termination of Commitment
Any part of the Commitment remaining undrawn at the end of the Latest Permissible Drawdown Date shall thereupon be automatically cancelled.
2.4.	Number of Advances
The Commitment shall be advanced to the Borrower in full in one amount on the Drawdown Date.
3. CONDITIONS PRECEDENT
3.1.	Corporate Documents and Evidences
The obligation of the Bank to make the Commitment available shall be subject to the condition that:

(a)	the Bank shall have received, not later than three Banking Days before the day on which the Drawdown Notice for the Commitment is given, the documents and evidence specified in Part 1 of Schedule I in form and substance satisfactory to the Bank;

(b)	the Bank shall have received, not later than three Banking Days before the day on which the Drawdown Notice for the Commitment is given, or when this is not possible, simultaneously with such drawdown, the documents and evidence specified in Part 2 of Schedule I in form and substance satisfactory to the Bank;
3.2.	Continuing conditions precedent
The obligation of the Bank to advance the Commitment, is subject to the further condition that at the time of giving a Drawdown Notice and on advancing the Commitment no Event of Default has occurred or is about to occur and be continuing. Also that the Arrangement Fee referred to in Clause 5 hereto has been received by the Bank.
3.3.	General Conditions
The obligation of the Bank to advance the Commitment shall be subject to the further condition that the Bank at the time of receiving a Drawdown Notice in respect of the Commitment shall have received.
(a)	confirmations from Insurance Brokers and Club Managers that the Vessel will be fully insured on the Drawdown Date in accordance with the requirements in Clause 4.3. (e) and that the Bank’s interest as Mortgagee is duly noted.

(b)	the Security Documents duly executed and when appropriate duly registered with the appropriate registry (save for the Mortgage which, if not delivered upon drawdown, will be delivered to the Bank simultaneously with its registration).

(c)	evidence that the Operating Account and the Retention Account have been duly opened and all mandate forms, signature cards and authorities have been duly executed and delivered to the Bank.

(d)	There has been no material adverse change in the financial condition and operation of the Security Parties or in their ability to perform their obligations under the Security Documents to which they are a party or a material adverse change of circumstances.
3.4.	Further Documents
The Bank may from time to time request and the Borrower shall, within the period specified by the Bank, deliver to the Bank such further documents, certificates and/or opinions as requested at the sole discretion of the Bank.

3.5.	Waiver of conditions precedent
The conditions specified in this Clause 3 are inserted solely for the benefit of the Bank. In case any conditions precedent have not been fulfilled prior to the drawdown, the Bank may at its option, without prejudice to its right not to make available the Commitment and/or to terminate same, grant to the Borrower a few days period to fulfil such missing conditions precedent.
4. REPRESENTATIONS AND WARRANTIES
4.1.	Continuing representations and warranties
The Borrower represents and warrants to the Bank that:
(a)	Due incorporation.

each of the Security Parties are duly incorporated and validly existing in good standing under the laws of their Relevant Jurisdictions and have power to carry on their businesses as they are now being conducted and to own their property and other assets;

(b)	Corporate power

the Borrower has power to borrow the Commitment and the Borrower and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same.

(c)	Binding obligations

the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

(d)	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Security Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Security Parties is a party or is subject or by which it or any of its property is bound.

(e)	No litigation

there are no claims or actions pending or to the knowledge of any officer of the Security Parties, threatened and no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of any officer of the Security Parties, is threatened against any of such Parties and/or Subsidiaries, which, if adversely determined could have a Material Adverse Effect or could affect the validity or enforceability of any of the Security Documents.

(f)	No filings required

save for the registration of the Mortgage under the laws of the relevant Flag State, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Security Documents, that they or any other instrument be, filed, registered or enrolled in any court, public office or elsewhere or that any tax be paid in any Relevant Jurisdiction on or in relation to the Security Documents and/or to their enforcement.

(g)	Choice of law

the choice of English law to govern the Security Documents, except the Mortgage which is governed by the law of the flag of the Vessel, the Personal Guarantees and the Pledge which are governed by the laws of Greece, and the submission by the Security Parties to the non-exclusive jurisdiction of the Courts of Piraeus are valid and binding;

(h)	No immunity

none of the Security Parties is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement) and in case any such immunity will be granted to them the Security Parties concerned will unreservedly waive as against the Bank all their respective rights and/or entitlement to such immunity.

(i)	Consents obtained

every consent, licence or approval of, or registration with or declaration to, public bodies or authorities or courts required by any Security Party in connection with the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect;

(j)	Certification of beneficial shareholding

all of the shares in each of the Corporate Security Parties are beneficially owned by the persons set out in the Certificate of beneficial shareholding to be delivered to the Bank.

(k)	Financial statements

The financial statements of the Security Parties which have been or will be delivered to the Bank are complete and accurate, have been prepared in accordance with generally accepted principles of good accounting practice and fairly present the financial condition of the Security Parties as at the date thereof and the results of their operations.

(1)	No adverse changes

There has been no material adverse change in the financial condition of the Security Parties or in their ability to perform their obligations under the Security Documents since the date of the above financial statements.

4.2.	Further Representations and Warranties
The Borrower further represents and warrants to the Bank that:
(a)	No default under any Indebtedness

none of the Security Parties nor any of their Subsidiaries are (nor would with the giving of notice or lapse of time or the satisfaction of any other condition be) in breach of or in default under the present or any other agreement relating to indebtedness to which they are a party or by which they may be bound;

(b)	Information

the information, exhibits and reports furnished by any Security Party to the Bank are true and accurate in all material respects, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein;

(c)	No Taxes

no Taxes e.t.c. are imposed by withholding or otherwise on any payment to be made by any Security Party under the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;
4.3.	Representations concerning the Vessel
(a)	The Borrower will be on the Drawdown Date and during the life of this Agreement the sole legal owner of the Vessel.

(b)	The Vessel will conform to existing international regulations, and will be registered as Ship under the laws and flag of her Flag State.

(c)	Neither the Vessel, nor her Earnings or Insurances nor any part thereof will, on the drawdown of the Commitment, or thereafter during the course of this Agreement, be subject to any Encumbrances other than Encumbrances in favour of the Bank, neither to any participation entitlement of any other except the Borrower.

(d)	The Borrower shall keep the Vessel insured at all times during the Loan period, while navigating or in port, to the Bank’s full satisfaction. Such insurances shall be in form and substance satisfactory to the Bank and with Underwriters acceptable to it in accordance with the provisions of Schedule II and shall include as a minimum:
i.	Hull and Machinery (disbursements and/or an increased value sum insured) for an amount not less than the market value of the Vessel and in any case not less than 125% of the amount of the Loan.

ii.	War Risks for the above amount.

iii.	Protection and Indemnity (with FD and D cover).

iv.	Mortgagee’s Interest Insurance (MII) to be effected and maintained by the Bank at Borrower’s expense for an amount not less than 110% of the amount of the Loan.

v.	Mortgagee’s Additional Perils (Pollution) (MAPI) (if required by the Bank at its sole discretion) to be effected and maintained by the Bank on account of the Bank at Borrower’s expense for an amount not less than 110% of the amount of the Loan
(e)	there are and there will be no commissions, rebates, premiums or other repayments by or to or on account of the Borrower, any other Security Party other than as disclosed to the Bank by the Borrower in writing.

4.4.	(a)Compliance with Environmental Laws and Approvals
except as may already have been disclosed by the Borrower and acknowledged in writing by the Bank:
(i)	the Borrower, the Corporate Guarantors and the other Relevant Parties and to the best of the Borrower’s knowledge and belief their respective Environmental Affiliates have complied, and will comply during the tenure of this Agreement with the provisions of all Environmental Laws applicable at any area the Vessel is sailing in or anchored at.

(ii)	the Borrower and the other Relevant Parties and to the best of the Borrower’s knowledge and belief their respective Environmental Affiliates have obtained all Environmental Approvals and are and will be during the tenure of this Agreement in compliance with all such Environmental Approvals; and

(iii)	neither the Borrower, nor the Corporate Guarantors, nor any other Relevant Party nor to the best of the Borrower’s knowledge and belief any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;
(b)	No Environmental Claims

except as may already have been disclosed by the Borrower and acknowledged in writing by the Bank, there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief, threatened against the Borrower or the Vessel or any other Relevant Party or any other Relevant Ship or to the best of the Borrower’s knowledge and belief any of their respective Environmental Affiliates;

(c)	The Borrower shall not trade within any area if they do not comply with all Environmental Laws applicable in that area, and that they shall require that none of their Environmental Affiliates trade within any area if the Environmental Affiliate cannot or does not comply with all Environmental Laws applicable in that area which relate to the Vessel or her operation or her carriage of cargo;

(d)	The Borrower shall upon the request of the Bank, conduct and complete all reasonably necessary investigations, studies, sampling, audits and testing required in connection with any known (or threatened) Release of Materials of Environmental Concern which would have a Material Adverse Effect; and

(e)	The Borrower shall, promptly upon the occurrence of any of the following events, provide to the Bank a certificate specifying in detail the nature of such event and the proposed response of the Borrower or the Environmental Affiliate concerned:
(i)	the receipt by the Borrower or any Environmental Affiliate of any Environmental Claim which would have a Material Adverse Effect; or

(ii)	any (or any threatened) Release of Materials of Environmental Concern which would have a Material Adverse Effect, and upon the written request by the Bank, the Borrower shall submit to the Bank, at reasonable intervals, a report updating the status of any occurrence of an Environmental Claim or a Release of Materials of Environmental Concern, which would have a Material Adverse Effect.
4.5.	ISM Code
As regards the Vessel, and as from the date of her delivery to the Borrower, the Borrower shall procure that the Manager shall:
(a)	at all times comply, and be responsible for compliance by itself and by the Vessel, with the ISM Code;

(b)	at all times ensure that:
(i)	the Vessel has a valid Safety Management Certificate;

(ii)	the Vessel is subject to a safety management system which complies with the ISM Code; and

(iii)	it has a valid Document of Compliance on board the Vessel to which the Documents of Compliance relates, and shall deliver to the Bank a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the Vessel in each case duly certified by a lawyer or a duly authorised representative of the Borrower;
(c)	promptly notify the Bank of any actual or threatened withdrawal of an applicable Safety Management Certificate or Document of Compliance;

(d)	promptly notify the Bank of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person; and

(e)	promptly notify the Bank of the occurrence of any accident or major non-conformity requiring action under the ISM Code.
4.6.	ISPS Code
As regards the Vessel, and as from the date of her delivery to the Borrower, the Borrower shall:
(a)	at all times comply, and be responsible for compliance by the Vessel with the ISPS Code;

(b)	at all times ensure that:
(i)	the Vessel has a valid Ship Security Certificate;

(ii)	the Vessel is subject to a security system and any associated security equipment of the Vessel which complies with the ISPS Code; and

(iii)	it has an approved Ship Security Plan on board the Vessel
and shall deliver to the Bank a copy of a valid Ship Security Certificate in respect of the Vessel duly certified by an officer of the Borrower;
4.6. Repetition of representations and warranties
On the Drawdown Date and on each Interest Payment Date the Borrower unless it states otherwise in writing to the Bank, shall be deemed to further represent and warrant to the Bank (a) that the then latest audited and/or not audited (as the case may be) financial statements delivered to the Bank have been prepared in accordance with generally accepted accounting principles and practices which have been consistently applied and present fairly and accurately the financial position of the Borrower and the Corporate Guarantors as at the end of the financial period to which the same relate and the results of its operations and, as at the end of such financial period, the Borrower and the Corporate Guarantors did not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements and (b) that the representations and warranties contained in Clauses 4.1. to 4.5. are true and correct on and as of the Drawdown Date and on each Interest Payment Date, as if each representation and warranty was made at such time.
5. ARRANGEMENT FEE
5.1.	Arrangement Fee
The Borrower shall pay to the Bank a non-refundable Arrangement Fee in the amount of United States Dollars fifty six thousand (US$ 56,000), payable on the date of execution of this Agreement.

5.2. The above Fee shall be payable to the Bank whether or not any part of the Commitment is ever advanced.
6. EVIDENCE
It is hereby agreed that abstracts or photocopies or other reproductions of the Loan account and/or from the books and/or records of the Bank certified by an officer of the Bank as well as statements of accounts or a certificate signed by two authorised officers of the Bank shall be, in the absence of a manifest error, conclusive evidence and binding on the Borrower and on the other Security Parties as to the existence and/or the amount of the Indebtedness, of any amount due under this Agreement, of the applicable Interest Rate or Default Rate or any other rate referred to in this Agreement, the Interest Period, the value of additional securities under Clause 13.5., the payment or non payment of any amount and/or the occurrence of any other Event of Default.
7. REPAYMENT
The Borrower hereby absolutely and unconditionally covenants and agrees to repay the Loan to the Bank in freely transferable Dollars by twelve (12) consecutive quarterly repayment instalments, the first two (2) of such instalments of Dollars one million (US$ 1,000,000) each, followed by four (4) instalments of Dollars seven hundred fifty thousand (US$ 750,000) each, followed by six (6) instalments of Dollars two hundred fifty thousand (US$ 250,000) each, plus a balloon payment (the “Balloon Payment”) of Dollars five hundred thousand (US$ 500,000) payable together with the last (12th) instalment.
The time, the amount and the balance of the Loan following the payment of each such instalment are specified for convenience purposes in Schedule IV. Each such instalment together with interest as hereinafter set forth shall be correspondingly payable on each of the Repayment Dates the first of such Repayment Dates being the day falling three Months after the Drawdown Date of the Commitment and each of the subsequent Repayment Dates falling at consecutive intervals of three (3) Months thereafter as aforesaid.
The Final Repayment Date of the Loan shall be the day falling 36 Months after the Drawdown Date of the Commitment and it must coincide with the last day of the final Interest Period to be adjusted accordingly. If any part of the Commitment is not advanced to the Borrower the amount of the Repayment Instalments and the Balloon Instalment shall be reduced pro rata.

8. INTEREST AND INTEREST PERIODS
8.1.	Interest Rate
The Borrower shall pay on each Interest Payment Date interest on the Loan (or as the case may be on each portion thereof to which a different Interest Period relates) at the rate applicable in respect of each Interest Period. Interest shall accrue on the Loan (or as the case may be on each portion thereof to which a different Interest Period relates) during each Interest Period from and including the first day of that Interest Period, to but excluding the last day thereof. The rate of the interest shall be the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) the LIBOR unless there is an Agreed Rate in which case the rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of: (a) the Margin and (b) the Agreed Rate.
8.2.	Interest Period
The Borrower may by written notice to be received by the Bank not later than 10 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such next Interest Period shall have a duration of one(1) or three (3) Months subject to the availability which shall be determined solely by the Bank
8.3.	Determination of Interest Periods
Every Interest Period shall be of the duration specified by the Borrower pursuant to Clause 8.2. but so that:
(a)	the initial Interest Period shall commence on the Drawdown Date of the Commitment and each subsequent Interest Period shall commence on the last day of the immediately preceding Interest Period.

(b)	if the last Interest Period would overrun the Final Repayment Date, such Interest Period shall end on such Repayment Date. Should an Interest Period determined in accordance with the provisions of this Clause overrun one or more Repayment Dates, so many additional Interest Periods will be specified as the number of the Repayment Dates being overrun by the above Interest Period. Each of such additional Interest Periods will be of a duration ending at the corresponding Repayment Date and for an amount equal to the instalment due on such Date, while the above overrunning Interest Period shall be for the remaining balance of the Loan after the deduction of the amount(s) of the additional Interest Period(s) ending on the Repayment Date(s) falling within the said overrunning Interest Period.

(c)	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 8.2. and this Clause 8.3. such Interest Period shall have a duration of three Months or such other period as shall comply with this Clause 8.3.;

(d)	if the Bank determines that the duration of an Interest Period specified by the Borrower in accordance with Clause 8.2. is not readily available, then that Interest Period shall have such duration as the Bank after having consulted with the Borrower may determine.
8.4.	Default Rate
If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 8.4.) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum (Default Rate) from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank to be the aggregate of (a) two per cent (2%) per annum, (b) the Margin and (c) the LIBOR for periods of not less than one (1) Month duration or for periods of such longer duration as the Bank from time to time may designate. The first of the above periods shall commence on the due date for payment, while each one of the subsequent periods shall commence on the last day of the preceding such period. Such interest shall be compounded and shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. If, for the reasons specified in Clause 8.6.(a), the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank.
8.5.	Notification
The Bank shall notify the Borrower of the duration of each Interest Period and of each rate of interest determined by it under this Clause 8.
8.6.	Non availability
(a)	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined any of the following facts (which determination in the absence of manifest error shall be conclusive):
(i)	that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(ii)	that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts it is impracticable for the Bank to fund or to continue to fund the Loan in Dollars.

(iii)	that LIBOR for that Interest Period will not adequately reflect the cost of funding the Loan for that Interest Period.
the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.

(b)	During the period of 30 days after any Determination Notice has been given by the Bank under Clause 8.6.(a), the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in Sub-clause 8.6.(a) continues to exist whereupon the normal interest rate fixing provisions of the Agreement shall apply.

(c)	In any event, during the thirty (30) days following the giving of a Determination Notice, the Borrower and the Bank shall negotiate in good faith in order to arrive at the Substitute Basis for the Bank to fund or continue to fund the Loan (or the relevant part thereof) during such Interest Period. If within such thirty (30) day period the Substitute Basis to fund or to continue to fund the Loan (or the relevant part thereof) is agreed upon, then such Substitute Basis shall take effect in accordance with its terms. If the Borrower and the Bank fail to agree on such Substitute Basis within such thirty (30) day period and such circumstances are continuing at the end of such thirty day period, then the Bank shall set a Substitute Basis as per Clause 8.6. (b). If the circumstance shall continue at the end of such interest period, the procedure in this Clause 8.6 (c) shall be repeated. If the Borrower shall not agree with such rate then the Borrower may give not less than fifteen (15) Business Days irrevocable notice of prepayment to the Bank in which case the commitment hereunder of the Bank shall thereupon be cancelled and, if the Loan is outstanding, the Borrower shall prepay the Loan on the first Business Day after such period in accordance with the terms of this Agreement and the obligations of the Bank shall thereupon terminate.
9. PREPAYMENT
9.1.	Voluntary Prepayment
(a)	The Borrower may prepay part or all of the Loan at any Interest Payment Date relating to the whole of the Loan provided that they will have given a ten (10) days prior written notice to the Bank, specifying the amount to be prepaid on such date, in one or integral multiples of the instalment amount.
(b)	The Borrower may also at any other time prepay the Loan or a part thereof upon ten (10) days prior written notice provided that it will also prepay all sums that the Bank shall determine to be its loss and cost sustained because of the prepayment within an Interest Period or Periods including but not limited to payment of interest breakage costs (if any) and of such additional amounts (if any) to compensate the Bank for the cost of redeploying funds as a result of such prepayment as well as any loss of Interest up to the end of the then current Interest Period or Periods in respect of the whole amount of the Loan outstanding
(c)	In the case of a prepayment due to a refinancing from another bank or financial institution during the first year of the term of the Loan Agreement an amount of 1% shall be paid to the Bank on any amounts prepaid.
9.2.	Conditions
All prepayments shall be conditional to the prior fulfilment of the following prerequisites:
9.2.1.	The interest accrued to the Loan to the date of prepayment and any other additional sums due hereunder and/or under any of the other Security Documents will be paid to the Bank.

9.2.2.	Every notice of prepayment shall be effective on actual receipt by the Bank, shall be irrevocable, shall oblige the Borrower to make such prepayment on the date specified and shall specify the amount to be prepaid, which shall be not less than the sum of an instalment amount or a higher integral multiple thereof. Any amount so prepaid may not be re-borrowed under this Agreement.

9.2.3.	Any prepayment on Interest Payment Dates of less than the whole of the Loan will be applied by the Bank towards repayment of the Repayment Instalments and the Balloon Payment in inverse order of their maturity.
9.3.	Compulsory Prepayment
The Borrower shall,
(a) in case the Vessel becomes a Total Loss, within one hundred fifty days (150) therefrom, or
(b) in case
     (i) the Vessel is sold, or
     (ii) it becomes illegal for the Bank to lend or maintain the Commitment, on demand prepay the Loan together with accrued interest to the date of prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement and the other Security Documents (and if the Commitment has not been drawn yet, it shall be reduced to zero), unless the Bank agrees (in case of 9.3.(a) and/or 9.3.(b) (i)) to accept substitute security in form and substance satisfactory to the Bank, in line with Clauses 13.5.2 and 13.5.3 hereof,
10. PAYMENTS ACCOUNTS & CALCULATIONS
10.1.	Not set off or counterclaim and no deductions
(a)	The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings, in Dollars on the due date (for value on the day on which payment is due) to the account of the Bank (with a direct tested telex advise to the Bank) or to such other account at such other bank in such place as the Bank may from time to time specify for this purpose.

(b)	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes or otherwise from any payment due under any of the Security Documents the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Bank receives on the due date for such payment a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. The Borrower shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrower to make any such increased payment to the Bank on account of any deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall within 15 days after each deduction forward to the Bank official receipts and any other proof evidencing the amounts paid or payable in respect of any deduction or withholding as aforesaid. The obligations of the Borrower under this provision shall remain in force notwithstanding the repayment of the Loan.

(c)	Payments by the Borrower shall be considered to be made as of the date on which the Bank receives correctly authenticated advice of the credit of such account provided that such advice is received at a time of day when the Bank is able in accordance with its usual practice to process and utilize such funds on such day, failing which such payment shall be considered to be made as of the next Banking Day following receipt of such advice.
10.2.	Payments by the Bank
All sums to be advanced by the Bank to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account specified in the Drawdown Notice.
10.3.	Calculation
All interest and other payments periodic or payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual number of days elapsed and a 360 day year.

11. UNLAWFULNESS AND INCREASED COSTS
11.1.	Unlawfulness

(a)	If it is or becomes contrary to any law or regulation for the Bank to disburse the Loan or to maintain the Commitment or the Loan, or to fund the Loan or to claim or receive any amount payable to it hereunder, the Bank shall give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either forthwith or on a future specified date not being later than the latest date permitted by the relevant law or regulation, or, if such date is not provided, within 40 days from the notice of the Bank, together with interest accrued to the date of prepayment and all other sums payable by the Borrower under the Security Documents.

(b)	If circumstances arise which would result in a Notification under Clause 11.1. then, without in anyway limiting the rights of the Bank under Clause 11.1., the Bank shall use reasonable endeavours to transfer each obligations, liabilities and rights under the Security Documents to another office or financial institution not affected by the circumstances.

11.2.	Increased Cost
If, as a result of (a) any change in or in the interpretation of any law, regulation e.t.c. by any governmental authority in any country the laws of which are applicable on the Bank, or (b) compliance by the Bank with any requirement of any authority (whether or not having the force of law) or any other set of circumstances including any type of liquidity, stock, reverse asset or capital adequacy controls or other banking or monetary controls or requirements connected with the manner in which the Bank allocates capital resources to its obligations hereunder:
(a)	The cost to the Bank of making available the Commitment or maintaining or funding the Loan is increased; or

(b)	The amount payable to the Bank or the effective return to the Bank under any of the Security Documents, is reduced; or

(c)	The basis of taxation of payments to the Bank of principal or of interest on any amounts advanced by it is changed;
Then, unless the Borrower elects to prepay the Loan in accordance with Clause 9 hereof, or reduce the Loan accordingly, the Bank will notify the Borrower in writing of any intention to claim indemnification and such notification, made in line with the provision of Clause 6, which will be a conclusive evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same. Such claim may be made at any time and must be discharged by the Borrower within fifteen (15) days of demand. It shall not be a defence to a claim by the Bank hereunder that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrower hereunder shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement or of any other Security Document.
12. SECURITY
12.1.	Security Documents
As security for the due repayment of all sums from time to time payable to the Bank, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required properly registered in favour of the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security, apart from this Agreement, consists of
(a)	A duly registered First Priority Panamanian Maritime Mortgage over the Vessel providing on the basis of the provisions of the applicable law the highest degree of security for the Bank (the “Mortgage”);

(b)	A first priority General Assignment of all the Insurances (including the Mortgagee’s Interest Insurance) and Earnings of the Vessel in form and substance satisfactory to the Bank and notices of assignment and acknowledgments thereof (the “Assignment of Insurances and Earnings”);

(c)	Specific Assignments of the benefit of all charters of more than twelve (12) Months duration in respect of the Vessel and respective notices and acknowledgments thereof (the “Assignment of Charter”)

(d)	A Corporate Guarantee from the Manager and each of the Corporate in form and substance satisfactory to the Bank (the “Corporate Guarantee(s)”).

Guarantors The Corporate Guarantees will be given by the Corporate Guarantors others than the Manager upon condition that they shall be activated and become effective only in case that the Shareholder is not listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange by the 30th September 2005.

(e)	A Personal Guarantee from each of the Personal Guarantors in form and substance satisfactory to the Bank (the “Personal Guarantee(s)”

The Corporate Guarantee of the Manager and the Personal Guarantees of the Personal Guarantors will be replaced by a Manager’s Letter of Undertaking and a Corporate Guarantee of the Shareholder when and in the case the Shareholder is listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange.

(f)	A Pledge on the Retention Account in form and substance satisfactory to the Bank (the “Pledge”);

13. COVENANTS
The Borrower covenants with the Bank that, from the date of this Agreement and as long as any sums are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower and/or any Security Party will:
13.1.	Information Covenants

13.1.1.	Furnish the Bank, in form and substance satisfactory to the Bank, with annual, combined financial statements of the Group within 120 days after the end of the financial year concerned commencing as of 31st December 2004 prepared in accordance with generally accepted accounting principles consistently applied;

13.1.2.	Provide the Bank from time to time as the Bank may reasonably request and in form and substance satisfactory to the Bank with any information on the financial condition, commitments and operations of the Group.

13.1.3.	Promptly inform the Bank of any occurrence which came to the knowledge of the Borrower which might adversely affect the ability of the Borrower or any other Security Party to perform their respective obligations under this Agreement and/or any of the other Security Documents and of any Event of Default forthwith upon becoming aware thereof;

13.1.4.	Promptly inform the Bank of all major financial developments in the Group such as new loans, refinancing/restructuring of existing loans, new acquisitions and sales, contracts for any employment of vessels and for any other borrowed monies.

13.2.	Due Performance

13.2.1.	Use the Loan exclusively for the purpose specified in this Agreement;

13.2.2.	Ensure that all obligations under this Agreement and the other Security Documents will be duly and punctually performed.

13.2.3.	Pay to the Bank on demand any sum of money which is payable to the Bank under this Agreement and the other Security Documents but in respect of which it is not specified in any other Clause when it is due and payable;

13.2.4.	Accept that a Certificate of the Bank or a statement of account executed by two authorised officers of the Bank or an Extract of the Books of the Bank certified by an officer of the Bank shall (save for manifest error) be conclusive evidence of the amount due under this Agreement and shall be final and binding on all parties hereto;

13.2.5.	Upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would require, demonstrating compliance with the covenants and warranties set forth in this Agreement and any other Security Document.

13.3.	Financial Exposure

13.3.1.	Incur no further debt and grant no guarantee to and/or in favour of anybody without the prior written consent of the Bank, except in the normal course of the Vessel’s operations.

13.3.2.	Not give any loans or credits or advances to any person, or entity without the prior written consent of the Bank;

13.3.3.	Not declare or pay any dividends or other distribution without the prior written consent of the Bank;

13.3.4.	Except as permitted by this Agreement and the other Security Documents not pay out any funds to any company or person but only in connection with the administration of the Borrower, the operation and/or the repair(s) of the Vessel;

13.3.5.	Not transfer, sell or otherwise dispose any of their real or personal property, assets or rights, whether present or future, without the prior written consent of the Bank or allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Bank;

13.3.6.	Ensure that the Indebtedness of the Borrower and of any other Security Party to the Bank hereunder will not be subordinated in priority of payment to any other present or future claim. Clause 13.3.6. shall not apply to any Security Party which is a shipowner.

13.4.	Business and Corporate Structure

13.4.1.	Not change the nature, organisation and conduct of the business of the Borrower and/or any other corporate Security Party as shipowners and/or managers of vessels as the case may be;

13.4.2.	Not merge or consolidate with any other company or other legal entity;

13.4.3.	On demand deliver or cause to be delivered to the Bank official certificates from the relevant authority confirming that the Borrower and any other corporate Security Party is in good standing in their countries of incorporation;

13.4.4.	Ensure that there is no change in the Directors and Officers of the Borrower and of any other corporate Security Party and moreover ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control, management or business of the Borrower or any other corporate Security Party without the prior written consent of the Bank.

It is agreed between the parties to this Agreement, that the Shareholder may be listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange. In case that the Shareholder is listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange a change may be made directly or indirectly in the beneficial ownership of the Shareholder without the prior written consent of the Bank.
13.5.	Obligation to maintain the Security Value

13.5.1.	At all times the Borrower will procure that the aggregate value of the Vessel as determined in accordance with Clause 13.5.4. and other security to be granted to the Bank pursuant to this Clause (the “Security Value”) is not less than the Minimum Value at any time.

13.5.2.	If the Security Value is less than the Minimum Value at any time the Borrower will within 40 days of a request by the Bank and in order to secure the Indebtedness on such terms as may be acceptable to the Bank:
i.	prepay a proportionate part of the Loan; and/or

ii.	procure for or grant to the Bank such other additional security as the Bank shall expressly approve for the purpose of this Clause 13.5.

so that after such prepayment or grant of other security, the Security Value is not less than the Minimum Value.

If the Security Value shall at any time exceed the Minimum Value, and the Borrower shall have previously provided further security to the Bank pursuant to clause 13.5.2(ii), the Bank shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to it being indemnified to its reasonable satisfaction against the cost of doing so, release any such further security specified by the Borrower provided that the Bank is satisfied that, immediately following such release, the Security Value will equal or exceed the Minimum Value.
13.5.3.	As far as Clause 13.5.2.(ii) is concerned :
i.	cash provided by way of security shall be valued in Dollars at its principal amount;

ii.	any other security shall be valued on such basis as the Bank shall reasonably determine in its discretion from time to time; and

iii.	there shall be deducted from any value or valuation the amount which is owing and might become owing and which is secured on the asset concerned by any prior or equal ranking Security Interest (other than in favour of the Bank to secure the Indebtedness).

iv.	cash deposits and/or any other security acceptable to the Bank it will be provided in a way and manner also acceptable to the Bank.

13.5.4.	At least once every year but not more than twice a year the Borrower undertakes to have at its own cost the Vessel valued with or without physical inspection (as the Bank may require) in Dollars, on the basis of sale for prompt delivery free of Encumbrances in favour of the Bank for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer by an independent shipbroker selected by or acceptable to the Bank and reporting to the Bank. Such valuation shall be made on the basis of the value of the Vessel charter free. The Borrower agrees to accept the valuation made as aforesaid as conclusive evidence of the market value of the Vessel at the date of valuation. The Borrower will supply to the Bank and to the above shipbrokers such information as such shipbrokers shall require.

13.6.	Covenants concerning the Vessel

13.6.1.	Ensure that the Vessel will maintain her present ownership, management, control and ultimate beneficial ownership;

It is agreed between the parties to this Agreement, that the Shareholder may be listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange . In case that the Shareholder is listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange a change may be made directly or indirectly in the beneficial ownership of the Vessel

13.6.2.	Ensure that the Vessel is and will remain properly certified in respect with the ISM Code and in compliance with the ISO 9001 and the ISPS code when applicable and moreover that the Vessel shall be classed +100A1 or to a similar standard with Lloyds Register of Shipping, or a classification society member of IACS and that the Vessel will remain in class free of all overdue recommendations, notations or average damage affecting class and provide the Bank on demand with copies of all ISM, ISPS and/or all class and/or trading certificates of the Vessel.

13.6.3.	Ensure that at all times the Vessel is managed by the Manager or by such company as may be approved in writing by the Bank and that such company is and will remain ISM certified and that it shall maintain at all times an organisation and personnel which in the reasonable opinion of the Bank is adequate to provide sufficient management, agency, financial, secretarial and other services for the Vessel.

13.6.4.	Maintain all Insurances of the Vessel and comply with all insurance requirements specified in this Agreement (including in particular Schedule II) and in case they fail to maintain the Vessel and/or such other property so insured, the Borrower hereby, for the purpose of serving the interest of the Bank, irrevocably authorises the Bank and grant to it the right to effect the insurances of the Vessel and/or of the property as provided for in Schedule II in the amount and in terms acceptable to the Bank from time to time at the cost and on behalf of the Borrower. The Bank will have the right but not the obligation to effect all or any of such insurances at the cost of the Borrower and such cost shall consist Expenses in the meaning of the Clause 1;

13.6.5.	Supply copies of all cover notes, certificates of entry, insurance policies and documents and furnish details of all insurances contemplated by Schedule II and/or contracted to the Bank. The Bank may submit all such insurance documents for examination to an insurance consultant nominated by the Bank. The Bank will be at liberty to reasonably decide on the adequacy and the compliance of the cover with the provisions of the Security Documents including Schedule II and its decision shall be final and binding on the Borrower. The cost including Value Added Tax of such insurance consultant shall be considered as Expenses;

13.6.6.	Promptly provide a consultant nominated and appointed by the Bank to monitor the collection of claims of whatsoever nature with whatever information and documentation the Bank shall require. All the cost including Value Added Tax in respect of the appointment of such consultant shall be considered as Expenses;

13.6.7.	Not grant or permit any charge lien or other Encumbrance to be imposed upon the Vessel or otherwise dispose of any of their rights under any charterparty or contract of affreightment relating to the Vessel or any other earnings of the Vessel;

13.6.8.	Ensure that the Vessel is maintained and trades in conformity with the laws of her flag, of her owning company or of the nationality of the officers, or crew, and in conformity with the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel, or her free ownership and operation or her Insurances;

13.6.9.	Always comply with all the covenants provided for in the Mortgage;

13.6.10.	Not without the prior written consent of the Bank enter into a charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel (i) for a period of more than twelve (12) Months or (ii) below the market rate prevailing at the time when the Vessel is fixed in or on terms which are not in accordance with the commercial practice prevailing at the relevant time or (iii) on demise charterparty;

13.6.11.	Execute and deliver to the Bank within fifteen (15) days of signing of any charter, the duration of which is to be for a period, directly or by extension of more than twelve (12) Months, (a) a specific assignment of such charter in form and substance satisfactory to the Bank and (b) a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Bank;

13.6.12	Carry out all banking operations in connection with the Vessel through the Bank’s Piraeus Branch

13.6.13	Maintain with the Bank’s Piraeus Branch average credit balances of USD 500,000 (including any amounts standing to the credit of the Retention Account)

13.6.14.	Notify the Bank forthwith:

(a)	of any Environmental Claim for an amount exceeding USD 200,000 made against either Vessel and/or the Borrower and/or any Security Party.

(b)	upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Bank advised in writing of the owners’ response to such Environmental Claim on such regular basis and in such detail as the Bank shall require.

(c)	The Vessel is and will be during the life of this Agreement operationally seaworthy and in every way fit for service.

13.7.	Alternative Security

Ensure and procure that in the event, that the Shareholder is listed in the NASDAQ or the AMEX or any other major U.S. Stock Exchange, the existing Corporate Guarantee given by the Manager and the Personal Guarantees will be replaced by the following Security Documents duly executed and, where required properly registered in favour of the Bank at the time as required by the Bank as security for the due repayment of all sums from time to time payable to the Bank

(a)	Manager’s Letter of Undertaking in form and substance satisfactory to the Bank

(b)	Corporate Guarantee of the Shareholder in form and substance satisfactory to the Bank

13.8.	Validity of securities

13.8.1.	Ensure and procure that all approvals or consents and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents and for the performance thereof by the Borrower and any other Security Party are appropriately taken and are maintained in full force and effect.

13.8.2.	Ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of the Vessel shall be paid to the Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the Operating Account in accordance with the provisions hereof and of the relevant Security Documents;

13.8.3.	Pay all Taxes, and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

13.8.4.	From time to time at the request of the Bank execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the sole discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under the Security Documents and any other documents executed pursuant hereto or thereto.

13.8.5.	The covenants specified in this Clause are inserted solely for the benefit of the Bank and may be waived in whole or in part and with or without conditions by the Bank without prejudicing the right of the Bank to require fulfilment of such covenants at such time and manner as specified by the Bank.

13.9.	Admission, and warranties of the Security Parties as regards their liability

(a)	The giving of the Corporate and the Personal Guarantee by the Guarantors is to the commercial benefit of such Guarantors in that the Guarantors have close financial cooperation and mutual assistance with the Borrower and that by lending their support to the Borrower through such Guarantees they further their own business interests within the scope of their constitutional documents;

(b)	The liability of the Borrower and of the other Security Parties shall in all cases, whether so expressed to be or not, be joint and several and each representation and warranty and each covenant and agreement made or given or to be made or given by any one of them will be considered as made or given by them all jointly and severally;

(c)	The Borrower further represents that none of the Security Parties shall be exonerated and its liability hereunder shall not be lessened or impaired by any time, indulgence or relief being given by the Bank to any other Security Party or by the variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against any of the Borrower or any other Security Party, by anything done or omitted which but for this provision might operate to exonerate any other Security Parties;

(d)	The obligations of the Borrower shall not be affected by any legal limitation, disability, incapacity or other circumstances relating to any other Security Party, whether or not known to the Bank, by any invalidity in or irregularity or unenforceability of the obligations of such other Security Party under any of the Security Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of any Security Party or of the Bank.
14. EVENTS OF DEFAULT
The following events shall constitute an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or whether such Event shall occur or come about by operation of Law or regulation or pursuant to, or in compliance with any judgement, decree or order of any court or other authority):
14.1.	Non Performance of Obligations

14.1.1.	If the Borrower and/or any other Security Party fail to pay any sum due hereunder and/or under the other Security Documents when due, or in the case of any sum payable on demand, within seven (7) Banking Days of such demand;

14.1.2.	If the Borrower and/or any other Security Party fail to obtain and/or maintain the Insurances (as defined in Schedule II) or if any insurer in respect of such Insurances becomes entitled to cancel the insurances or to disclaim liability;

14.1.3.	If the Borrower and/or any other Security Party default in the due performance and/or observance of any covenant, term, obligation or undertaking under this Agreement and/or any of the other Security Documents (other than those referred to in sub-Clauses 14.1.1. and 14.1.2. hereinabove). In case such default is in the opinion of the Bank, capable of remedy, if it will continue unremedied for fourteen (14) Banking Days after its occurrence.

14.2.	Representations incorrect
If any representation or warranty explicitly made or implied by or in respect of the Borrower pursuant to the Security Documents proves to have been incorrect or misleading when made or at any time during the currency of this Agreement.
14.3.	Events affecting the Borrower and/or any other Security Party

14.3.1.	If a creditor of the Borrower or of any other Security Party attaches or takes possession of, or a distress execution, sequestration or other process is levied or enforced upon or sued against the whole or any part of the property of the Borrower and/or any other Security Party and it is not discharged within fourteen (14) Banking days;

14.3.2.	If the Borrower and/or any other Security Party is found bankrupt or insolvent or any order is made by any competent court or resolution passed by the Borrower and/or any other Security Party or petition presented for the winding-up or dissolution of the Borrower and/or any other Security Party or for the appointment of a liquidator, trustee, receiver, administrator or conservator of any part of the undertakings, assets, rights or revenues of the Borrower and/or any other Security Party;

14.3.3.	If the Borrower and/or any other Security Party suspend payment of their debts or are (or are reasonably deemed to be) unable to or admit inability to pay their debts as they fall due or propose or enter into any composition or other arrangement for the benefit of creditors generally or proceedings are commenced in relation to the Borrower and/or any other Security Party relating to reconstruction or readjustment of debts;

14.3.4.	If a meeting is convened by any corporate Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital;

14.3.5.	If a material part of the undertakings, assets, rights or revenues of the Borrower and/or any other Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government;

14.3.6.	If any event occurs or proceeding is taken with respect to the Borrower and/or any other Security Party in any jurisdiction to which anyone of them is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 14.3.1. to 14.3.5.;

14.3.7.	If the Borrower and/or any other Security Party suspend or threaten to suspend or cease to carry on its business;

14.3.8.	If there occurs, in the reasonable opinion of the Bank, a materially adverse change in the financial condition of the Borrower and/or any Security Party;

14.3.9.	If any other event occurs not mentioned in this Clause 14.3. or circumstances arise which, in the opinion of the Bank, is likely adversely to affect either (i) the ability of the Borrower and/or any other Security Party to perform all or any of their obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii) the security created by this Agreement and/or any of the other Security Documents;

14.3.10.	If there is any change in the beneficial ownership of the shares in the Borrower and/or any other Security Party as declared to the Bank prior to the execution hereof or as represented to the Bank in the Certificate of beneficial shareholding given to the Bank pursuant to Schedule I, Part 1.

14.3.11.	If any of the individuals providing a Personal Guarantee to the Bank shall die and the Borrower shall fail to provide (an) alternative guarantor(s) acceptable to the Bank in its discretion within twenty one (21) days;

14.3.12.	If any of the events specified in Clauses 14.3.1. to 14.3.11 occurs (amended as appropriate) with respect to any member of the Group which is not a Security Party and in the reasonable opinion of the Bank the ability of the Security Parties (or any of them) to perform all or any of their obligations under or otherwise to comply with the terms of this Agreement and the other Security Documents may be materially and adversely affected thereby.

14.3.13.	If any debt of any Security Party is not paid when due or any debt of any Security Party becomes due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare its claim due and payable, or any facility or commitment available to any Security Party is withdrawn, suspended or cancelled by reason of any default (however described) of such Security Party;

14.4.	Events affecting the Security Documents

14.4.1.	If this Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Bank), or if any such party shall deny that it has any, or any further, liability thereunder or shall otherwise repudiate any of the Security Documents or do or cause or permit to be done any act or thing evidencing an intention to repudiate this Agreement or any of the other Security Documents or it becomes impossible or unlawful for the Borrower and/or any other Security Party to fulfil any of its covenants and obligations contained in this Agreement or any of the other Security Documents or for the Bank to exercise the rights or any of them vested in it thereunder or otherwise;

14.4.2.	If any Encumbrance in respect of any property or assets (or part thereof) which belong to the Security Parties (or any of them) becomes enforceable.

14.5.	Events concerning the Vessel

14.5.1.	If the Vessel either:

(a)	becomes a Total Loss or

(b)	suffers damage or is involved in an accident which in the opinion of the Bank may result in being subsequently considered to be a Total Loss or which may otherwise reduce the security of the Bank.
and the Loan is not prepaid within one hundred fifty days (150) therefrom in accordance with Clause 9.3(a) of this Agreement.
14.5.2.	If the registration of the Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank.

14.5.3.	If the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents;

14.6.	Environmental Events
If the Borrower and/or any other Security Party and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel or any other Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim if, in any such case, such non-compliance or incident, or the consequences thereof could, in the opinion of the Bank, be expected to have a Material Adverse Effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents.
14.7.	Consequences of Default

14.7.1.	At any time after the occurrence of any Event of Default, the Bank may, without prejudice to any other of its rights,

(a)	by notice to the Borrower declare that the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith and/or

(b)	by notice to the Borrower (the “Notice of Default”) declare that the Loan and interest and all sums payable under this Agreement and the other Security Documents have become due and payable, or payable on demand, whereupon the same shall immediately, or in accordance with the terms of such notice, become due and payable jointly and severally by the Borrower and the other Security Parties, without any further demand protest or notice or any other procedure from the Bank,

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document.

14.7.2.	If an event occurs in respect of the Borrower or any of the other Security Parties of the type described in Clauses 14.3.2. to 14.3.6. (except in the case that such events mentioned in Clause 14.3 relate to only a part of undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of the Borrower and/or the Security Parties to perform their obligations under this Agreement and/or the Security Documents) the obligation of the Bank to make the Commitment available shall terminate immediately and all amounts under sub-clause 14.7.1.(b) above shall become immediately due and payable without the need for any demand from the Bank or any notice to the Borrower or other action of any kind whatsoever.
15. APPLICATION OF PROCEEDS OF SALE OR OF INSURANCE
All moneys received by the Bank under or pursuant to this Agreement and the other Security Documents (but subject to and except as otherwise provided herein or therein) shall be applied in the following manner or in such other manner as the Bank shall decide:

FIRST	in or towards the payment of Expenses and all sums other than principal or interest which may be owing to the Bank under this Agreement or the other Security Documents

SECOND	in or towards the payment of any arrears of interest owing to the Bank hereunder

THIRD	in or towards the payment of any other indebtedness or sums of money due to the Bank under this Agreement and/or the other Security Documents

FOURTH	in or towards the repayment of the Loan (whether the same is due and payable or not)

FIFTH	the balance (if any) shall be paid as the Borrower shall direct in writing to the Bank.
16. ACCOUNTS
16.1.	Loan Account
The Bank shall maintain in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account confirmed by the Bank as per Clause 6 hereof shall, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.
16.2.	Set-off
Upon the occurrence of any Event of Default, the Borrower authorises the Bank, without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled and/or to whatever currency standing upon any such account of the Borrower with any branch of the Bank in or towards satisfaction of the Indebtedness. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this clause. The Bank shall notify the Borrower without delay upon the exercise or purported exercise of any right of set-off giving details in relation thereto.
16.3	Operating Account

16.3.1.	The Borrower undertakes with the Bank that it will:

(a)	on or before the Drawdown Date open with the Bank the Operating Account and

(b)	procure that all moneys payable to the Borrower in respect of the Earnings or other receivables regarding the Vessel shall, unless and until the Bank directs to the contrary be paid to the Operating Account free from Encumbrances (save for Encumbrances in favour of the Bank); Provided however that if any moneys paid to the Operating Account are payable in a currency other than Dollars, the Bank shall convert such moneys into Dollars at the Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

(c)	The Operating Account shall bear interest at the rate quoted by the Bank to its customers for comparable deposits in Dollars and for such periods as the Bank may determine, such interest to be credited to the Operating Account at intervals the Bank usually pays interest on deposits.

(d)	The Borrower hereby assigns to the Bank as a continuing security for the payment of the Indebtedness the Operating Account and all moneys from time to time standing to the credit thereof including any interest from time to time accrued and accruing thereon, such assignment to take effect immediately upon the occurrence of an Event of Default, but always subject to the provision of Clause 16.3.3.(b).

16.3.2.	Withdrawals.

So long as no Default shall have occurred the Borrower shall be entitled to withdraw from the Operating Account any amount. Provided however that if in the opinion of the Bank there will be insufficient sums standing to the credit of the Operating Account to meet principal falling due on the next Repayment Date or interest due on the next Interest Payment Date or any other moneys which are due and payable to the Bank, the Bank shall be entitled to refuse any withdrawal from the Operating Account.

16.3.3.	Application of Operating Account

(a)	The Bank shall be entitled (but not obliged) at any time to deduct from the balance for the time being standing to the credit of the Operating Account all other moneys which may fall due to be paid to the Bank under the terms of the Security Documents or otherwise howsoever in connection with the Loan.

(b)	At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower, apply all moneys then standing to the credit of the Operating Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in Clause 15.

16.3.4.	Relocation of Operating Account
The Borrower, at its own costs and expenses, undertakes to comply with any written requirement of the Bank from time to time as to the location or relocation of the Operating Account and will from time to time enter into such documentation as the Bank may require in order to create or maintain a security interest in the Operating Account.
16.4.	Retention Account

16.4.1.	The Borrower on or before the Drawdown Date will open with the Bank the Retention Account.

(a)	For so long as any moneys are owing under the Security Documents, the Borrower shall pay to the Retention Account, at monthly intervals commencing with a first payment on the date falling one Month after the Drawdown Date and at monthly intervals thereafter (each such day being hereinafter called “Monthly Retention Date”) such sum (each sum being hereinafter called “Monthly Retention Amount”) as shall be the aggregate of:
i.	the quotient of the Repayment Instalment amount from time to time falling due on the each time next Repayment Date divided by the number of the months intervening between the immediately previous and the such next Repayment Date, pursuant to Clause 7; and

ii.	the quotient of the amount of interest from time to time falling due in respect of the Loan or each part thereof on the each time next Interest Payment Date divided by the number of months of the relevant Interest Period.
(b)	The Bank is hereby irrevocably authorised by the Borrower to debit at every Monthly Retention Date the Operating Account with the Monthly Retention Amounts and to credit them to the Retention Account.

(c)	In case that any Earnings paid to the Operating Account relate to a period of employment of the Vessel longer than one (1) Month, then upon receipt of such Earnings the Retention Account shall be funded by an amount equal to so many Monthly Retention Amounts or part thereof as shall correspond to the longer period to which the said Earnings relate or any amount as may be determined by the Bank.

16.4.2.	Unless and until there shall occur an Event of Default all Monthly Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be set off and applied by the Bank (and express and irrevocable authority is hereby given by the Borrower to the Bank so to set off and apply the same) upon each Repayment Date and upon each Interest Payment Date in or towards payment of the Repayment Instalment then falling due and/or (as the case may be) the amount of interest then due. Each such set off and application by the Bank shall constitute a payment in or towards satisfaction of the corresponding payment obligations of the Borrower under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid set off application by the Bank is insufficient to meet the same.

16.4.3.	Any amount for the time being standing to the credit of the Retention Account shall bear interest at the rate quoted by the Bank to its customers for deposits in Dollars for such period as the Bank may determine and for an amount comparable with the amount for the time being standing to the credit of the Retention Account.

16.4.4.	Upon the occurrence of an Event of Default or at any time thereafter the Bank will set off and apply all sums standing to the credit of the Retention Account including accrued interest (if any) in the manner specified in Clause 15 without notice to the Borrowers.
17. INDEMNITY
17.1.	Miscellaneous Indemnities
The Borrower will indemnify the Bank against any and all expenses, claims, losses or liabilities sustained or incurred by the Bank as a result of
(a)	the Loan not being drawndown hereunder whether before or after the giving of the Drawdown Notice in accordance with the provisions of Clause 2.2. hereof for any reason whatsoever including but not limited to the refusal of the Bank to allow the disbursement of the Commitment because of the non fulfilment of the Conditions Precedent contained in Schedule I or any of them

(b)	any default in payment by the Borrower of any sum under any of the Security Documents

(c)	the occurrence of any other Event of Default

(d)	the prepayment or repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid.
including in any such case, but not limited to, any loss or expense suffered as a result of reemploying deposits acquired by the Bank (or any person to whom the Bank has sold a participation in the Loan) for the purpose of funding the Loan at a rate of return lower than the cost of acquiring the deposits or any expense incurred by the Bank (or such person) in liquidating the deposits.
17.2.	Currency

If, any payment by any of the Security Parties under any of the Security Documents is made or falls to be satisfied in a currency (the “payment currency”) other than the currency in which such payment is due under or in connection with such Security Documents (the “contractual currency”), then, to the extent that the amount of such payment actually received by the Bank, when converted into the contractual currency at the rate of exchange, falls short of the amount due under the Security Documents, the Borrower, as a separate and independent obligation, shall indemnify and hold harmless the Bank against the amount of such shortfall. For the purposes of the present Clause “rate of exchange” means the rate at which the Bank is able on or about the date of such payment to purchase the contractual currency with the payment currency and shall take into account any premium and other costs of exchange with respect thereto.
17.3.	Environmental Indemnity
The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, losses, liabilities, actions, proceedings, penalties, fines, sanctions or other outgoings of whatever nature which may be suffered, or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.
17.4.	Communications Indemnity
Express authority is hereby given by the Borrower to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile, telex or cable, regarding any or all of the notices, requests, instructions or other communications under this Agreement.
The Borrower hereby assumes promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from the Bank’s compliance with such communications and the Borrower undertakes to indemnify the Bank from all actions, proceedings, damages, claims, expenses and any and all direct and/or indirect losses which the Bank may suffer, by reason of the Bank following such communications.
With regard to the above communications issued by electronic and/or mechanical processes (e.g. by facsimile, telex), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions of Borrower’s mechanical equipment is assumed fully and accepted by the Borrower.
The risks of misunderstandings and errors of communications being given as mentioned above, are for the Borrower and the Bank will be indemnified in full pursuant to this Clause.
Notwithstanding the above, the Bank may at any time, (and such discretion of the Bank is expressly admitted by the Borrower hereby) refuse to execute the notices, requests, instructions or communications of the Borrower, or any part thereof given by telex or fax if not confirmed by telephone without incurring any responsibility for loss, liability or expense arising out of such refusal.
18. REMEDIES AND WAIVERS
18.1.	Remedies Modifications
The Borrower shall not be released from the obligations contained herein by the granting of time or any other indulgence to the Borrower or by any other act or thing whatsoever or whereby the Borrower is and has been so released and no failure to exercise nor any delay in exercising on the part of the Bank any right or remedy hereunder and/or the other Security Documents or by law shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other rights or remedy. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by the Borrower shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.
18.2.	Cumulative Remedies
The rights and remedies provided herein and/or in any other Security Document are cumulative and not exclusive of each other nor of any other rights or remedies provided by law.
18.3.	Event of Default
The Borrower accepts that upon an Event of Default occurring the Bank has an absolute right to take immediate steps to realize its security and recover all and any sums due to it (including but not limited to the Loan remaining outstanding and any other moneys which may then be due and owing under this Agreement and/or any of the other Security Documents) exercising all powers available to it by law and/or set forth in the Security Documents or otherwise and nothing contained in the Security Documents shall be construed to the contrary.
19. LEGAL IMMINENCE
This Agreement and the other Security Documents contain the entire agreement of the parties and their provisions supersede the provisions of the commitment letter addressed by the Bank to the Borrower dated 16th May 2005 and others (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

19.1.	Over Other Security Documents
In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.
20. COUNTERPARTS
This Agreement may be executed in any number of counterparts each of which when executed and delivered shall constitute an original but all the counterparts shall together constitute both one and the same instrument.
21. INVALIDITY
If at any time any one or more provisions of any Security Document and/or any Security Document or any other documents executed pursuant hereto or thereto is or becomes invalid illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, the validity legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by that law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.
22. ASSIGNMENT
This Agreement shall constitute continuing and primary obligations of the Borrower and shall be binding on and inure to the benefit of the Borrower the Bank and their respective successors and assigns provided that:
(a)	The Borrower and any other parties to the Security Documents may not assign any rights and/or obligations hereunder and/or any other Security Document or any documents executed pursuant thereto without the prior written consent of the Bank and

(b)	The Bank may at any time after prior written notice to the Borrower of not less than fifteen (15) days assign all or any part of its rights or transfer all or any part of its rights benefits and/or obligations arising or accruing under this Agreement and or any other Security Document or any documents executed pursuant to the Agreement and/or any other Security Document. The Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into such documents as may be necessary or desirable to assign or transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Agreement and/or the other Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

The Bank may disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate without the consent of the Borrower.

(c)	The Bank shall be at liberty to transfer the Loan to any other branch or branches it maintains in Greece or abroad.
23. EXPENSES
(a)	The Borrower shall reimburse the Bank immediately upon demand for all expenses including but not limited to the fees and expenses of the Legal Counsels of the Insurance Experts and/or any other Experts the Bank may use e.t.c. as well as all legal fees and disbursements printing costs and other out of pocket expenses of whatsoever nature incurred by the Bank
(i)	in the negotiation preparation execution and where relevant registration of any of the Security Documents and of any amendment or extension of or granting of any waiver or consent hereunder and/or any other Security Document

(ii)	in contemplation of, or the enforcement of or preservation of any rights under any of the Security Documents or otherwise in respect of moneys owing under any of the Security Documents

(iii)	all fees and expenses payable pursuant to the present Clause shall be paid together with value added tax or any other tax (if any) properly chargeable thereon. Any value added tax or other tax chargeable in respect of any services supplied by the Bank under this Agreement shall be paid in addition to any sum agreed to be paid hereunder.
(b)	The Borrower shall pay all Taxes the Security Documents are or at any time may be subject to, and shall indemnify the Bank against any liabilities costs claims and expenses resulting from any omission to pay or delay in paying any such duties levies, dues and/or taxes.

23.1.	If the Bank pays any of the amounts mentioned above as payable by the Bank, the Borrower shall reimburse same to the Bank together with interest at the rate referred to in Clause 8.4. from the date of Bank’s actual disbursement or loss to the date of payment to the Bank. The expenses are payable on demand.

24. NOTICE
24.1.	Address
Each notice, request, demand or other communication to be given or made hereunder and/or any other Security Document shall be given in writing addressed to Borrower c/o FREE BULKERS S.A., 93 Akti Miaouli Street, 185 38 Piraeus , Greece, fax no +30 210 4291010, email freebulk@otenet.gr, for the att. of Mr George D. Gourdomichalis and/or Efstathios D. Gourdomichalis and/or Ion Varouxakis, each one hereby irrevocably appointed by the Borrower as its agent and each one is empowered by them to receive and take delivery on Borrower’s behalf and account all documents and/or instruments addressed to the Borrower of whatever nature, and the Borrower hereby confirms and warrants that all such notifications, notices, or other communications e.t.c. delivered to its above agent will be considered by it as having been delivered to and received by themselves. All such notifications notices, requests, demands or other communications if addressed to the Bank shall be delivered or mailed to the Bank at 116, Kolokotroni Street, 185 35 Piraeus, Greece or to such other address as is notified by one party to the other party hereunder in writing.
24.2.	Time of Delivery
Any notice, request, demand or other communication to be given or made to the Borrower shall be deemed to have been delivered three (3) Banking Days after having been sent to their agent appointed by them in the preceding Clause, by first — class registered post prepaid in an envelope addressed as aforesaid but in the case of a telex facsimile transmission or other means of telecommunication in permanent written form or delivery by hand, such notice shall be deemed to have been delivered at the time of dispatch. If the day of dispatch is not a Banking Day it shall be deemed to have been received at the opening of business on the next such Banking Day.
25. GOVERNING LAW AND JURISDICTION
(a)	This Agreement shall be governed by and construed in accordance with English Law. The Mortgage shall be governed by the law of the flag of the Vessel. The Personal Guarantees and the Pledge shall be governed by the laws of Greece.

(b)	For the exclusive benefit of the Bank, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Piraeus. Further, the Borrower agrees that any summons, writ or other legal process issued against any of the Security Parties either in England or Greece or in any other country as the case may be, shall be served upon the Borrower in Greece c/o Mr John Hadjis at 6, Bouboulinas Street, 185 35 Piraeus , Greece, fax no +30 210 4225300 or his successors, who is hereby authorised by the Borrower, acting on its own behalf to accept such service, which shall be deemed to be good service on the Borrower. The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. The Borrower hereby waives any objections as to the inconvenience of any forum elected by the Bank.

(c)	If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower all of whom the Borrower confirms that they are representing and binding, and it is agreed and undertaken by the Borrower to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.

Schedule I
Documents and evidence required as conditions precedent to the Loan being made
Part 1
(a)	Constitutional documents

copies, legalized by a lawyer and certified by an officer of the relative corporate Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution and organization of such Security Party as well as of any corporate shareholder of such Security Party (or correspondingly similar copies in case of a different Company).

(b)	Corporate authorisations

copies of the relevant minutes containing the unanimous resolutions of the directors and shareholders of each corporate Security Party approving the Security Documents to which such Security Party is, or is to be, party and authorizing the signature, delivery and performance of such Security Party’s obligations thereunder, as well as copies of the resolutions of the Corporate Shareholders to participate at and/or to approve the relative meeting of the shareholders of the respective Security Party. All copies of the meetings and resolutions of the Directors and Shareholders of each such Security Party to be certified (in a certificate dated not earlier than five Banking Days prior to the date of this Agreement) by the Secretary of such Security Party as:
(i)	being complete true and correct;

(ii)	being duly passed at meetings duly convened and held of the directors of such Security Party where the directors were present in person at and throughout the said meetings and the resolutions were passed unanimously;

(iii)	not having being amended, modified or revoked; and

(iv)	being in full force and effect
and duly legalised by the appropriate consul as well as the originals or certified copies of any Powers of Attorney issued by any Security Party pursuant to such resolutions duly legalized by the appropriate consul.

(c)	Official Certificate of Good Standing of each corporate Security Party and of the corporate shareholders thereof.

(d)	Certificate of the legal shareholding of each corporate Security Party and of the corporate shareholders thereof stating the number of shares held by each shareholder, issued by the appropriate authority or, if there is no such possibility issued and signed by the respective Secretary.

(e)	Evidence of the ultimate beneficial shareholding and number of shares held by each shareholder of each corporate Security Party and of the corporate shareholders in form and substance satisfactory to the Bank.

(f)	Certificate of Incumbency

a list of directors and officers of each corporate Security Party and of every corporate shareholder specifying the names and positions of such persons, certified (in a certificate dated no earlier than five Banking Days prior to the date of this Agreement) by an appropriate government authority, or if this is not possible, by the Secretary of such Security Party, or of the corporate shareholder to be true, complete and up to date and duly legalized by the appropriate consul.

(g)	A certificate, on behalf of each Security Party by a Director having been authorised to execute same duly legalized by the appropriate consul on which the documents mentioned sub-sections (a), (b), (c), (d), (e) and (g) of this Part 1 of Schedule I will have been attached, reading substantially as follows:
CERTIFICATE
I, the undersigned,.................. the Secretary of (name of the Borrower or of the other Security Party) ...........................(“the Company”), a company duly organized and existing under the laws of ................. hereby certify that:
1.	Attached hereto and marked “A” is a true and complete copy of the Articles of Incorporation and of all documents relating to the constitution and organization of the Company (and of all amendments thereof) which are in full force and effect as of the date hereof.

2.	Attached hereto and marked “B” is a true and complete copy of the Minutes of a Meeting of the Directors of the Company held in ....................... on the .......... day of ............. 2005 at which Meeting all the Directors of the Company were present in person and acted throughout such meeting having been convened and notice thereof having been duly waived by all persons entitled thereto and the Resolutions passed at the Meeting were passed unanimously and have not been varied or revoked and remain in full force and effect as of the date hereof.

3.	Attached hereto and marked “C” is a true and complete copy of the Minutes of the Meeting of the Shareholders of the Company held in ...................... on the ............ day of .................. 2005 at which meeting bearer share certificates representing all of the authorised and issued shares of the Company were tabled and voted throughout by the holders thereof (or, as the case may be, the registered shareholders of all of the authorised and issued shares of the Company were present in person or by proxy and acted throughout) such meeting having been convened and notice thereof having been duly waived by all persons entitled thereto and the Resolutions passed at such meeting were passed unanimously and have not been varied or revoked and remain in full force and effect and unamended as of the date hereof.

4.	Attached hereto-marked “D” is a true and complete copy of the Power of Attorney approved by the Directors and Shareholders of the Company at the Meetings described in paragraphs, 2 and 3 above.

5.	The Directors and Officers of the Company are, as at the date hereof, and were, as at the date of the Meeting of the Directors, the following, being all the Directors and Officers of the Company:

Director/President

Director/Secretary

Director/Treasurer

6.	The legal shareholder(s) of the Company is/are, as at the date hereof, and was/were, as at the date of the Meetings of the Shareholders, that referred to in the copy of the minutes of the Meeting of Shareholders attached hereto and marked C.

7.	The name, title and specimen signature of each person who has executed or will execute any of the Security Documents (as such term is defined in the Loan Agreement referenced in the Resolutions certified in item 2 above) and/or any other document incidental hereto and thereto on behalf of our Company are as set forth below, and each such person is on the date hereof and thereunto duly authorised.

Name and Title	Specimen Signature

8.	I confirm that I am duly authorised by the Company to execute this certificate.

If any certification contained herein ceases to be true and correct at any time prior to the execution and delivery of the documentation referenced in the Resolutions in paragraph 2 above, I will immediately give to the Bank notice to that effect.

All terms defined in the Loan Agreement and used but not defined herein have the meanings given to them in such Agreement.
IN WITNESS WHEREOF, this certificate has been executed on and as of .............................. 2005

(name of the Security Party)

by:

Title:

(g)	Opinions

an opinion on the validity of the Security Documents addressed to the Bank by special legal advisers approved by it and having particular knowledge of the national law by which the validity of the relative Security Document may be affected.

(h)	Further opinions

an opinion of the legal adviser to the Borrower as to all matters of law as the Bank shall deem relevant and any further legal or other expert opinion as it may require.

(j)	Borrower’s process agent

a copy, certified as a true copy by the Borrower’s solicitors of a letter from the Borrower’s agent for receipt of service of proceedings accepting its appointment under the Security Documents in which it is or is to be appointed as such agent; and

(k)	Any other Security Parties process agent

a copy, certified as true copy by the Borrower’s solicitors of a letter from any of the Security Parties agent for receipt of service of proceedings referred to in the Security Documents accepting its appointment, and

(l)	Insurance Opinion

an opinion from insurance consultants approved by the Bank, on the insurances effected in respect of the Vessel.

(m)	Arrangement Fee

evidence that the Arrangement Fee has been paid in full.

Documents and evidence required as conditions precedent and
subsequent
Part 2
Evidence concerning the Vessel
(a)	Charter free valuation of the Vessel as at the date determined by the Bank prepared on the basis specified in the Agreement.

(b)	Evidence that the Vessel has been duly registered in the ownership of her owner under the laws and flag of her shipping registry free from any Encumbrances (including those on her earnings, insurances, and requisition compensation) save for those in favour of the Bank and that the Mortgage on the Vessel has been recorded in the respective Registry with first priority.

(c)	Evidence that the Vessel has been surveyed at the cost of the Borrower by surveyors appointed and/or approved by the Bank and a copy of the surveyors’ report has been delivered to it.

(d)	Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed in the highest Class of a Classification Society acceptable to the Bank and remains free of recommendations notations affecting class The Bank should be notified of the Classification Society with which the Vessel will be or is (as the case may be) classed at least fifteen days prior to the Drawdown Date.

(e)	Due authorisation enabling the Bank to obtain copies of class records or other information at its discretion from the Classification Society regarding the Vessel and a confirmation from the classification Society that it will forward to the Bank all the quarterly listings issued in respect with the Vessel’s condition.

(f)	Photocopies of the Vessel’s current and unexpired trading certificates.

(g)	Evidence that the Vessel has been or will -on drawdown- be insured in accordance with the insurance requirements provided for in the Schedule of this Agreement with Underwriters, Insurance Companies, P & I and War Risks Associations which meet with the approval of the Bank. Such evidence shall include Hull and Machinery Marine risks full cover notes, stating all terms and conditions listing the security involved and incorporating the Loss Payable Clause and in the case of War Risks and Protection and Indemnity cover the Certificate of Entry and/or cover notes if appropriate.

(h)	Letters of Undertaking for the Vessel acceptable to the Bank and issued by Hull and Machinery brokers and/or War Risks Associations or brokers and Protection & Indemnity Associations approved by the Bank for the Vessel acceptable to the Bank.

(i)	Certified true photocopies of any charterparty or other contract of employment of Vessel which will be in force on the Drawdown Date.

(j)	Certified true photocopies of the management agreement relating to the Vessel.

(k)	Evidence that the Manager and the Vessel has obtained certification of compliance with ISM code and ISPS code.

(l)	Evidence that the Manager has obtained certification from YEN as to the management of the Vessel

(m)	Government Gazette in relation to the Manager regarding the establishment of an office under law 89/67, 378/78 and a recent certificate from YEN as to the operation and legal representation of the office established in Greece

(n)	In case the Bank deems it necessary to have evidence of the title of the previous owner of the Vessel, the Borrower will provide to it the evidence the Bank may require including the documents mentioned in sub-sections (b), (d) and (e) above.
Evidence concerning newly purchased vessels
(a)	A copy of the M.O.A for the Vessel certified as true and complete by the legal counsel of the Borrower;

(b)	Photocopy of the notarially certified and legalized Bill of Sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens and other debts whatsoever as well as a copy of the Protocol of delivery and acceptance of such Vessel and of the Commercial Invoice.

(c)	Confirmations by the Insurers of the Vessel addressed to the Bank that they will issue letters of undertaking and endorse notices of assignment and loss payable Clauses on the Insurances, as soon the Vessel will be registered in the ownership of the Borrower.

(d)	Evidence in the form of a certificate from the Vessel’s Registry proving the Seller’s title to the Vessel free of any Encumbrances, debts or claims of any nature whatsoever;

(e)	Duly certified copies of the corporate documentation of the Seller proving the legal existence of the Seller and the due authorization of the sale of the Vessel.

(f)	Evidence that the ten per cent (10%) deposit in respect of the Vessel and all other sums of money (other than the Loan) required to be paid by the respective Borrower to the Seller pursuant to the M.O.A. have been duly paid.

(g)	As a condition subsequent authenticated copy of a Transcript of Registry issued by the Registrar of Ships proving the registration of the Vessel in the ownership of the Buyer and the recording of the Mortgage on first priority. Such evidence must be produced to the Bank not later than three (3) Banking Days after the Drawdown Date.

Schedule II
INSURANCE REQUIREMENTS
A. PREAMBLE
This Schedule is an integral part of the above Agreement to which it is attached. All the terms and conditions hereinbelow and/or any other provision concerning Insurance in any Clause of the Security Documents form the Insurance requirements thereof.
The following words and expressions of this Schedule when used in the Security Documents shall be interpreted as follows:
“Approved Brokers”: Insurance Broker(s) and/or firm of Insurance Brokers, appointed by the Owner, as may from time to time be approved by the Bank in writing and/or appointed by the Bank for the purposes of this Agreement;
“Excess Risks”: The proportion (if any) of claims for general average, salvage and salvage charges and under the standard collision clause which will not be recoverable, in consequence of the value at which the Vessel is assessed for the purpose of such claims exceeding her insured value;
“Insurances”: All the policies and contracts of insurance as set forth under paragraph B hereinbelow which are taken out or entered into by or for the benefit of the Owners (whether in the sole name of the Owners or, if required by the Bank, in the joint names of the Owners and the Bank) in respect of the Vessel and her earnings or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
“Insurers” means the underwriters or insurance companies with whom any insurance is effected and the associations of any protection and indemnity, FD & D or war risks or the managers of such associations in which the Vessel may at any time be entered. All Insurances must be contracted with Insurers approved by the Bank;
“Loss Payable Clause”: The provisions regulating the manner of payment of sums receivable under the Insurance which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in Paragraph D (1) hereinbelow, or such other form as may from time to time be approved in writing by the Bank;
“Owners”: The Borrower referred to in the Loan Agreement;
“Protection and Indemnity Risks”: The usual risks covered by a Protection and Indemnity Association (whether actually covered by Protection & Indemnity Association(s) and/or underwriters) and/or insurance companies), including the proportion (if any) which is not recoverable in the case of collision under the standard collision clause;

“Required Amount” means the aggregate of the insured amounts on the Vessel which Required Amount can not be less than one hundred twenty five per cent (125%) of the amount of the Loan;
“War Risks”: Risks including the risk of mines and all risks excluded from the standard form of marine policy by the free of capture and seizure clause;
B. INSURANCES TO BE EFFECTED AND MAINTAINED
The Insurance must be effected and maintained according to the provisions of the Loan Agreement, including this Schedule and the risks set forth in this as follows:
a. Hull and Machinery
Insurance against fire and usual marine risks (including Excess Risks if so required by the Bank) on an agreed value basis, on a full cover and all risks basis according to English or American or similar Hull Clauses, for the Required Amount, with such reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank;
b. Increased Value
(if required by the Bank) Insurance of increased value (Total Loss only, Excess Liabilities included) as per the applicable English or American Institute Clauses or similar clauses (Disbursement/Increased Value/Excess Liabilities) up to an amount no less than the Required Amount, as shall from time to time be approved in writing by the Bank;
c. Loss of Earnings and/or Loss of Hire and/or Freight Interest
(if required by the Bank) Insurance against loss of earnings and/or loss of charter hire and/or Freight Interest for such amounts and upon such terms as shall from time to time be approved in writing by the Bank;
d. War Risks
Insurance against War Risks according to London Institute War Clauses or similar, on an agreed value basis, for the Required Amount upon such terms as shall from time to time be approved in writing by the Bank, attaching also the so-called War Protection and Indemnity Clauses. If not fully covered by these insurances, crew war liabilities insurance shall have to be effected separately;
e. Protection and Indemnity
Insurance against Protection and Indemnity Risks for the full value and tonnage of the Vessel insured (as approved in writing by the Bank) in accordance with the relevant Rules/Protection and Indemnity Institute Clauses and deductibles provided thereof and/or agreed for all risks including Pollution with Excess Liability insured by P&I Club(s) and/or underwriter(s) and/or insurance company(ies) approved in writing by the Bank. No risks will be excluded and no deductibles provided for in the rules and/or agreed will be altered, without the written consent of the Bank having been previously obtained. If crew liabilities (inductively, loss of life, injury or illness) have been excluded from the insurance cover or insured on a deductible excess basis, such liabilities shall be further insured separately with other underwriters, always acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank;

f. Pollution Liability
Supplementary insurance of oil pollution liability including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and approved in writing by the Bank;
g. USA Pollution Risk
Supplementary insurance of oil pollution liability (in the event the Vessel insured is scheduled to operate within or nearby USA jurisdiction) for an amount and upon such terms as shall from time to time be approved in writing by the Bank;
h. FD & D Cover
Insurance of Freight, Demurrage and Defence upon such terms and conditions as shall from time to time be approved in writing by the Bank;
i. Mortgagee’s Interest
Insurance of the mortgagee’s interest, to be effected and maintained by the Bank, in the name of the Bank, but at the expenses of the Borrower including (if required by the Bank at its sole discretion) Mortgagee’s Asset Protection (Pollution) coverage and/or additional perils pollution in the event the Vessel insured trades in the United States waters or in the Exclusive Economic Zone of the United States (as such term is used in the United States Oil Pollution Act of 1990) or other similar insurance in respect of any pollution claim(s) against the Vessel insured, for the amount of 110% of the Loan, calculated at the last Interest Payment Date, under the “German wording” or similar, for 360 days (or less) or upon such terms as shall from time to time be determined by the Bank;
j. Mortgagee Rights
Insurance of Mortgagee Rights (if required by the Bank) to be effected and maintained by the Bank, in the name of the Bank, but at the expenses of the Owners, covering the legal title and rights of the Bank under the Mortgage in the flag or host country of the Vessel upon such terms and for such amounts as shall from time to time be determined by the Bank;
k. Other
Insurance of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time require at its discretion the Vessel to be insured;
l. Port Risks
(in the event the Vessel insured is laid up for an extended period) Insurance effected and maintained with prior written consent of the Bank instead of the insurances required under the provisions of sub-clauses a, e, f, and k above, against Hull and Machinery Risks, Protection and Indemnity Risks, subject to the conditions of “Institute Time Clauses Hulls, Port Risks”, or similar, including War Risks subject to the conditions of “Institute War and Strikes Clauses, Hulls, Time”, or similar, extended to include War Protection and Indemnity Risks or other such similar insurance clauses or contact the terms of which shall be approved in writing by the Bank.

C. TERMS AND OBLIGATIONS FOR EFFECTING AND MAINTAINING INSURANCES
It is hereby undertaken by the Owner and/or any other person which is obliged under the Security Documents, that until all moneys payable to the Bank (whether actually or contingently) pursuant to the Loan Agreement and the other Security Documents have been paid in full, the Owner shall comply with the following undertaking:
1. To effect and maintain at all timers the Insurances in form and substance and under terms satisfactory to the Bank.
2. To effect the Insurances in Dollars or such other currency as the Bank may approve and through the Approved Brokers (other than the said mortgagee’s interest insurance which shall be effected through brokers nominated by the Bank) and with such Insurers as shall from time to time be appointed and/or be approved in writing by the Bank.
3. To effect and maintain the Insurances free of cost and expense to the Bank in the sole name of the Owner or, if so required by the Bank, in the joint names of the Owner and the Bank (but without liability on the part of the Bank for premiums or calls).
4. Unless otherwise agreed in writing by the Bank, the amount in respect of which the Insurances should be effected shall be equal to at least the market value of the Vessel and shall at least be 125 % of the amount of the Loan.
5. Any person which is obliged under the Loan Agreement to which these Insurance Requirements are attached to effect and maintain the Insurances, it will be obliged and hereby undertakes, jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if they are different persons shall):
(a)	procure and ensure that the Approved Brokers and/or Insurers as the case may be, shall send to the Bank a Letter of Undertaking in respect of the Insurances in form and substance satisfactory to the Bank and a Notice of Cancellation as per Paragraph D hereinbelow. Said Letter of Undertaking shall be in accordance with the form recommended by Lloyd’s Insurance Brokers Committee, or any subsequent LIBC form, or any other similar form, which is approved by the Bank and shall include a further undertaking to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H. 115) and/or structural Conditions Warranty (J.H. 722) and/or the Classification Clause (Hulls) dated 29/6/89, fifteen days prior to the attachment date of any insurance bearing any of these warranties, or in such shorter time as the Bank may agree.

(b)	If any of the Insurances form part of a fleet cover, procure that the Vessel shall be considered by insurers as separately insured and further procure that the Approved Brokers and/or Insurers as the case may be, shall undertake to the Bank that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other Vessel under such fleet cover or any premiums due for other insurances, nor cancel the insurance of the Vessel for reason of non-payment of premiums for other Vessel under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the bank;

(c)	punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts and details or other evidence of payment when so required by the Bank;

(d)	notify the Bank of the names of the brokers and/or all of the Insurers proposed to be employed by the Owners for the purposes of the renewal of such Insurances and of the amounts and terms in which such Insurances are proposed to be renewed and the risks to be covered at least fifteen (15) days before the relevant policies, contracts or entries, expire, (or in such shorter period as the Bank may agree), and, subject to compliance with any requirements of the Bank under these Insurance Requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved Insurers at least fifteen (15) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved Insurers will at least seven (7) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given and to procure that a Cancellation Clause shall be endorsed on the relevant policies, contracts or entries for a Notice of Cancellation to the Bank on the terms set out in Paragraph D of this Schedule.

(e)	arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(f)	deposit with the Approved Brokers (procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a Notice of Assignment (signed by the Owners) in the form set out in Paragraph D hereinbelow or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof.

(g)	procure that the Insurers shall note the Bank’s interest and endorse the relevant Loss Payable Clause on the relevant certificates of entry or policies and shall furnish the Bank with a copy of such certificates of entry or policies;

(h)	do all other necessary things and provide all such documents, evidence and information, so as to enable the Bank to collect and recover any moneys which shall at any time become due in respect of the Insurances;

(i)	not employ or permit the Vessel to be employed in any other way than in conformity with the terms of the Insurances (including any warranties express or implied therein) and with any applicable law without first obtaining the consent of the Insurers to such employment and complying with such requirements as to extra premium or otherwise as the Insurers may prescribe;

(j)	apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

(k)	in case that the Vessel is scheduled to operate or operates within or nearby USA, make all the Protection & Indemnity Club US Voyage Quarterly Declarations for each quarter in time and/or obtain prior to Vessel’s arrival in US territorial waters all relevant certificates as from time to time may be required, such as COFR, or any other similar, and forward copies of same to the Bank;

(l)	not without the prior consent of the Bank alter any insurance nor make, consent or agree to any act or omission which would or might render any insurance invalid, void, voidable or unenforceable or render any sum paid out under any insurance repayable in whole or in part.

(m)	reimburse the Bank for any premiums paid by the Bank or pay to the Bank the amount of any premiums to be paid by the Bank in order to effect and maintain a policy of Mortgagee’s Interest Insurance or any other additional insurance that the Bank decides to take at its discretion as well as reimburse the Bank for all expenses and premiums paid by the Bank in order to effect insurances that the Owner failed to effect.
6. Fleet cover is permitted only subject to the prior written approval of the Bank under the conditions set out in Paragraph 5(b) above and the Bank’s prior express written approval of fleet aggregate deductibles.
D. FORMS AND WORDING
(a) Loss payable clause
The Loss Payable Clauses to be attached to the Insurances should be substantially in the following form:
(1) Hull and Machinery (Marine & War Risks): It is hereby noted that by an assignment dated ................ the Owner ..................... (insert name) ................... has assigned to EGNATIA BANK S.A. (the Mortgagee) all rights title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of ..................... (insert name of Vessel) ................................. and all benefits arising thereof including all claims of whatsoever nature (including return of premiums) thereunder and accordingly:
Save as hereinafter provided, all claims arising under the Insurances, whether in respect of an actual, constructive, compromised or arranged Total Loss of the Vessel or otherwise howsoever, shall be payable to the Mortgagee or as it may direct, (provided that the written consent of the Mortgagee shall be obtained prior to a compromised or arranged Total Loss being agreed with the Insurers) and provided always that unless and until written notice to the contrary has been received from the Mortgagee, claims (other than Total Loss claims) not exceeding United States Dollars two hundred thousand (US $ 200.000) or its equivalent in any other currency (inclusive of any deductible) in respect of any one claim may be paid to the Owner or its order.
(2) Protection and Indemnity Risks: Payment of any recovery in respect of protection and indemnity risks which .................. (the “Owner”) is entitled to make out of the funds of the Insurers in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order unless and until the Insurer receives notice to the contrary from EGNATIA BANK S.A. (the “Mortgagee”) in which event all recoveries shall thereafter be paid to the Mortgagee or to its order; provided that no liability whatsoever shall attach to the Insurers or its agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.
(b) Notice of Assignment
The notice of assignment shall be in the following form:
(For attachment by way of endorsement to the Policy) ..................... the Owner of M/V (the “Vessel”) , HEREBY GIVE NOTICE that by an assignment of even date herewith and entered into by us with EGNATIA BANK S.A. there have been assigned by us to the said Bank, as Mortgagee of the Vessel, all insurances in respect thereof and all benefits arising under the insurances taken or entered into from time to time by the Owners or for the benefit of the Owners in respect ...................... thereof including but not limited to the insurances constituted by the policy whereon this notice is endorsed or shall be endorsed.
Signed
For and behalf of
Owner
Dated
(c) Notice of Cancellation
Owners to procure that Notices of Cancellation of Insurances be given by the Insurers and/or by the brokers to EGNATIA BANK S.A. at its branch office at No 116, Kolokotroni Street, Piraeus, 185 35, Greece (and such Notices of Cancellation be endorsed on the Insurances) providing that the same will be given to the Bank in the following cases:
(1) immediately in the event of any material changes affecting the insurances.
(2) not later than ten days prior to the expiry of any of the insurances, if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;

(3) immediately if the underwriters give notice of their intention to cancel the Insurances provided that the underwriters will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days from the receipt of such notice in which to remit the sums due.

Schedule III
Notice of Drawdown
To:
EGNATIA BANK S.A.
116, Kolokotroni Street
Piraeus
Dear Sirs,
Notice of Drawdown
We refer to the Loan Agreement entered into between yourselves and ourselves dated ..................... 2005 pursuant to which a facility of up to US$ ...................... has been made available to us.
We hereby give you notice of drawdown of the amount of the Loan amounting to .........................................
The Drawdown Date is ........................ 2005 (value date).
We request the duration of the first Interest Period to be from .............. to ............... (....................................... months).
Please credit with the above amount the Operating Account No ............................
By debiting the Operating Account, please proceed to the following payment:
We hereby irrevocably and unconditionally authorise you to debit our account designated ............................... with the Arrangement Fee of $ ............... payable to the Bank pursuant to the Agreement.
We confirm that the representations and warranties contained in the Agreement are true and accurate on the date hereof as if made on such date.

Your faithfully,

For and on behalf of
.........................................................................

Schedule IV

Instalment		Repayment	Total Principal
No	Payment Date	Instalment	Amount
1	3 months after the Drawdown Date	$1,000,000	$6,000,000

2	6 months after the Drawdown Date	$1,000,000	$5,000,000

3	9 months after the Drawdown Date	$750,000	$4,250,000

4	12 months after the Drawdown Date	$750,000	$3,500,000

5	15 months after the Drawdown Date	$750,000	$2,750,000

6	18 months after the Drawdown Date	$750,000	$2,000,000

7	21 months after the Drawdown Date	$250,000	$1,750,000

8	24 months after the Drawdown Date	$250,000	$1,500,000

9	27 months after the Drawdown Date	$250,000	$1,250,500

10	30 months after the Drawdown Date	$250,000	$1,000,000

11	33 months after the Drawdown Date	$250,000	$750,500

12	36 months after the Drawdown Date	$250,000	$500,000

	Plus Balloon Payment	$500,000	0

IN WITNESS whereof the parties hereto have caused this Agreement to be executed the day and year first above written.

SIGNED by	)
Stefanos Kardamakis	)
Pantelis Vokos	)
the duly authorised attorneys	)
for and on behalf of	)
EGNATIA BANK S.A.	)

SIGNED by	)
)

/s/ [ILLEGIBLE] the duly authorised attorney	)
for and on behalf of	)
ADVENTURE FOUR S.A.	)